Exhibit 99.1

Press Release

Contact:	Robert C. Singer
TESSCO Technologies
Chief Financial Officer
(410) 229-1378
singer@tessco.com

FOR IMMEDIATE RELEASE

TESSCO Revenues Grow 12% in 4th Quarter

Full Financial Performance Will Be Released April 28, 2003

HUNT VALLEY, MARYLAND, April 8, 2003-TESSCO Technologies (Nasdaq:  TESS), a leading supplier of integrated product plus supply chain solutions™ to the wireless communications industry, today announced its revenue performance for the fourth quarter, which ended March 30, 2003. Full financial performance will be announced on April 28th.

Total revenues are expected to be $69.4 million for the fourth quarter, representing a 12% growth rate compared to the same period last year and a 7% sequential growth compared to the previous quarter. These results are in the face of the continuing recovery and rebuilding efforts required as a result of the October 12 public water main burst that severely damaged TESSCO’s central sales, support, data and phone center.

The recovery efforts delayed the launch of and affected numerous growth-driving marketing and sales initiatives. The Company feels these initiatives would have produced increased growth in new customers, new product offerings, revenues and profits within the Company’s commercial markets.

The Company is estimating fourth quarter earnings per share to be in the range of $0.08 to $0.11, which includes the benefit of a partial and interim settlement of the third quarter business interruption insurance claim in the amount of $1.25 million, which net of tax is $750,000 or $0.17 per share.

Various insurance claims, including the third quarter business interruption claim, have been filed with the Company’s insurance carrier. While the ultimate settlement of the insurance claims will not be known for some time, the Company continues to believe that the interim settlements, together with the ultimate resolution, will be adequate to cover short term recovery costs, ultimate rebuild investment and loss of profits.

Through the end of the fourth quarter, the Company has received $10.0 million in insurance cash reimbursements and currently carries an insurance receivable of approximately $7.0 million.

The Company’s balance sheet is strong, with corporate borrowings totaling less than $6.0 million, all of which is facility mortgages.  Credit availability was $30.0 million at the end of the fourth quarter.

Full financial results will be released on April 28, 2003 and a conference call will be held on April 29, 2003.

Robert B. Barnhill, Jr., chairman, president and chief executive officer, stated: “We are very pleased with our growth this quarter. The sales increase is a result of continued success of the web and phone-based consumer direct sales programs we are operating on behalf of our wireless carrier affinity partners. Our core commercial business, which requires proactive marketing and sales initiatives, has been the most impacted by the distractions of the October destruction to our central sales, support, data and phone center. We continue to invest in our commercial business, despite the softness in sales, and as a result, bottom line profitability has been impacted.  Although January started very slowly, we saw the commercial business improve as the quarter progressed.  Our new 2,036-page TESSCO® 2003 Solutions Guide, which was delivered to 64,000 qualified buyers and influencers in February and March, and our improved 2003 TESSCO.com® are beginning to produce incremental sales results. We are positive about our new fiscal year, and look forward to the insurance claim resolution, which will allow better earnings visibility.”

About TESSCO

Welcome to TESSCO Technologies Incorporated: “the vital link to a wireless world”®. TESSCO connects customers with integrated product plus supply chain solutions configured from product choices from world-class manufacturers. For customers, TESSCO is the leader in providing Your Total Source® solutions to the professionals that design, build, run, maintain and use wireless voice, data, messaging, location tracking and Internet systems. While improving the way its customers do business, TESSCO presents, markets, sells and supports manufacturers’ products as a part of a total customer solution, thus providing a cost-effective channel to a broad and diverse customer base. Our operational platform providing Knowledge, Configuration, Delivery and Control, streamlines the supply chain process and lowers customers’ total inventories and costs by providing guaranteed availability and complete, on-time delivery to the point of use.

TESSCO began its “total source” operations in 1982 and completed its public offering (NASDAQ: TESS) in 1994. Today, TESSCO operates 24 hours a day, seven days a week, under ISO 9001:2000 registration. TESSCO’s Global Logistics Center and Solutions Development Center in Hunt Valley, Maryland and Americas Logistics Center in Reno, Nevada configure orders for complete, on-time delivery throughout the world. Its solution offerings, consisting of over 34,000 items from over 400 manufacturers, fall within the broad categories of network infrastructure, mobile devices and accessories, and test and maintenance products. TESSCO currently serves approximately 14,000 business customers and 46,000 consumers per quarter, including a diversified mix of cellular, PCS and paging carriers, wireless ISP, fixed broadband and mobile dispatch operators, infrastructure site owners, contractors and integrators, wireless dealers, value-added resellers, retailers, self-maintained users and consumers.

This press release may contain a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “estimates,” and similar expressions and involve a number of risks and uncertainties. For a variety of reasons, actual results may differ materially from those described in any such forward-looking statement. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

###

11126 McCormick Road  |  Hunt Valley, Maryland
21031-1494 USA

TEL 410 229 1000  |  FAX 410 627 0005  |  WEB www.tessco.com